BDO Seidman, LLP Accountants and Consultants	7101 Wisconsin Avenue, Suite 900 Bethesda, Maryland 20814-4827 Telephone: (301) 654-4900 Fax: (301) 654-3567

January 3, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 31, 2005, that was filed by our former client, General Kinetics Incorporated. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP